Exhibit (k)(3)

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into as of [•], 2013 (the “Effective Date”), by and between Ares Management LLC (“Licensor”) and Multi-Strategy Credit Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”) (each, a “party”, and collectively, the “parties”).

WHEREAS, to its knowledge, Licensor is the owner of the trade name “ARES” (the “Licensed Mark”) in the United States of America (the “Territory”);

WHEREAS, the Fund is a newly organized closed-end management investment company that is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, pursuant to the Investment Advisory and Management Agreement dated as of [•], 2013, by and between Ares Capital Management II LLC, a subsidiary of Licensor (the “Adviser”), and the Fund (the “Advisory Agreement”), the Fund has engaged the Adviser to act as the investment adviser to the Fund; and

WHEREAS, the Fund desires to use the Licensed Mark in connection with the operation of its business, and Licensor is willing to permit the Fund to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1.                       License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Fund, and the Fund hereby accepts from Licensor, a personal, non-exclusive, non-transferable, royalty-free right and license to use the Licensed Mark solely and exclusively as an element of the Fund’s own company name.  The Fund shall use the Licensed Mark solely and exclusively in connection with the business of the Fund.  Except as provided above, neither the Fund nor any affiliate, owner, director, officer, employee, or agent thereof shall use the Licensed Mark or any derivative thereof or any mark that is confusingly similar to the Licensed Mark without the prior express written consent of Licensor in its sole and absolute discretion.  All rights not expressly granted to the Fund hereunder shall remain the exclusive property of Licensor.  The Fund shall not have a right to sublicense the Licensed Mark except to a wholly-owned subsidiary of the Fund, and any sublicense shall terminate if such entity ceases to be a wholly-owned subsidiary of the Fund.  The Fund shall be responsible for any such sublicensee’s compliance with the terms and conditions of this Agreement.  Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

1.2.                       Licensor’s Use.  Nothing in this Agreement shall preclude Licensor, its affiliates,

or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with the Fund’s business in any manner.

ARTICLE 2

OWNERSHIP

2.1.                       Ownership.  The Fund acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and that all such right, title, and interest shall remain with Licensor.  During the term of this Agreement or anytime thereafter, the Fund shall not contest, dispute, or challenge in any manner Licensor’s right, title, and interest in and to the Licensed Mark or the validity or enforceability of the Licensed Mark, or knowingly assist any third party to do any of the above.  The Fund shall not register or attempt to register the Licensed Mark or any derivative thereof or any mark that is confusingly similar to the Licensed Mark as a trademark or domain name or otherwise.

2.2.                       Goodwill.  All goodwill and reputation generated by the use of the Licensed Mark by the Fund or by any authorized sublicensee of the Fund shall inure solely to the benefit of Licensor.  To the extent that any rights in and to the Licensed Mark are deemed to accrue to the Fund pursuant to this Agreement or otherwise, the Fund hereby irrevocably assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor.

ARTICLE 3

COMPLIANCE

3.1.                       Quality Control.  In order to preserve the inherent value of the Licensed Mark, the Fund agrees to maintain the quality and integrity of the Fund’s business and the operation thereof equal to the standards prevailing in the operation of Licensor’s business.  The Fund further agrees to use the Licensed Mark in accordance with quality standards established by Licensor.  The Fund shall not, by any act or omission, use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation (as determined by the Licensor in its sole discretion).  At Licensor’s request, the Fund shall promptly provide Licensor with samples of the Fund’s use of the Licensed Mark and, if Licensor determines that any such use does not conform to Licensor’s standards, the Fund shall, within 30 days of written notice from Licensor, make all changes that Licensor requests.

3.2.                       Compliance with Laws.  The Fund agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by the Fund to comply with such laws, rules, regulations or requirements.  The Fund shall use the Licensed Mark with all notices and legends required by any such law, rule, regulation or requirement.

3.3.                       Notification of Infringement.  Each party shall promptly notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with the Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory.  Licensor, in its sole discretion, shall determine whether to take any action with respect to any such registration, application for registration, infringement, imitation, or illegal use or misuse, and, at Licensor’s request and expense, the Fund shall cooperate with Licensor in any such action that it undertakes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1.                       Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

(a)                  Due Authorization.  Such party is an entity duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)                  Due Execution.  This Agreement has been duly executed and delivered by such party and, with the other party’s due authorization, execution and delivery, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)                   No Conflict.  Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter, by-laws or limited liability company agreement (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2.                       Licensor makes no representation or warranty to the Fund with respect to Licensor’s right to use and/or license the Licensed Mark.

ARTICLE 5

TERM AND TERMINATION

5.1.                       Term.  This Agreement shall expire upon the earliest to occur of: (i) expiration or termination of the Advisory Agreement in accordance with its terms; (ii) if Adviser ceases to serve as investment adviser to the Fund; or (iii) by Licensor or the Fund upon sixty (60) days’ written notice to the other party.

5.2.                       Termination for the Fund’s Breach.  If the Fund breaches this Agreement and fails to cure such breach within 30 days following receipt of written notice from Licensor of such breach, Licensor shall have the right, upon written notice to the Fund, to immediately terminate this Agreement.

5.3.                       Upon Termination.  Upon expiration or termination of this Agreement, all rights granted to the Fund or to any sublicensee under this Agreement with respect to the Licensed Mark shall cease, and the Fund (and any sublicensee) shall immediately discontinue use of the Licensed Mark.  For one year following termination of this Agreement, the Fund (and any sublicensee) shall specify on all public-facing materials in a prominent place and in prominent typeface, which display must be acceptable to Licensor, that the Fund (or sublicensee) is no longer operating under the Licensed Mark and is no longer associated with Licensor.

ARTICLE 6

MISCELLANEOUS

6.1.                       Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.  Any purported assignment in violation of this provision shall be null and void ab initio.  No assignment by either party permitted hereunder shall relieve that party of its obligations under this Agreement.  Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement, in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2.                       Independent Contractor.  Except as expressly provided or authorized in the Advisory Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3.                       Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand or overnight courier service and receipted for by the party to whom said notice or other communication shall have been directed, on receipt, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)                  If to Licensor, to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attn: General Counsel

(b)                  If to the Fund to:

Ares Multi-Strategy Credit Fund, Inc.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067

Attn: Chief Legal Counsel

or to such other address as may have been furnished to Licensor by the Fund or to the Fund by Licensor, as the case may be.

6.4.                       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York, and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5.                       Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6.                       No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights, or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7.                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8.                       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9.                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10.                Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11.                Third Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

ARES MANAGEMENT LLC

By:
Name:
Title:

FUND:

ARES MULTI-STRATEGY CREDIT FUND, INC.

By:
Name:
Title:

[Signature Page to Trademark License Agreement]